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                                  EXHIBIT 99.1

                   BRIGHTPOINT ENTERS INTO NEW CREDIT FACILITY

     Indianapolis, Indiana-November 1, 2001-Brightpoint, Inc. (NASDAQ:CELL) ("Brightpoint") announced today that, through its North American subsidiaries, Brightpoint North America L.P. and Wireless Fulfillment Services LLC (collectively, the "Companies"), it has entered into a new revolving credit facility with a syndicate of lenders led by GE Capital to provide capital for its North American operations (the "Revolver"). The Revolver replaces the existing Bank One multi-currency revolving loan. The Revolver, which matures in October 2004, provides borrowing availability, subject to borrowing base calculations and other limitations, of $80 million.

     The Revolver is secured by all of the Companies' assets in North America and borrowing availability under the Revolver is based primarily on a percentage of eligible accounts receivable and inventory. The terms of the Revolver include negative covenants that, among other things, limit the Companies' ability to sell certain assets and make certain payments, including but not limited to, dividends, repurchases of common stock and other payments outside the normal course of business. The terms of the Revolver do not prohibit the subsidiaries of Brightpoint located outside of North America from incurring additional indebtedness. Subject to certain restrictions, Brightpoint may use proceeds under the Revolver to repurchase its outstanding convertible bonds.

     Brightpoint is one of the world's largest distributors of mobile phones. Brightpoint supports the global wireless telecommunications and data industry, providing quickly deployed, flexible and cost effective third party solutions. Brightpoint's innovative services include distribution, channel management, fulfillment, eBusiness solutions and other outsourced services that integrate seamlessly with its customers. Additional information about Brightpoint can be found on its website at www.brightpoint.com or by calling its toll-free Investor Relations Information line at 877-IIR-CELL (877-447-2355).

     Certain information in this press release may contain forward-looking statements regarding future events or the future performance of Brightpoint. These statements are only predictions and actual events or results may differ materially. Please refer to the documents the Brightpoint files, from time to time, with the Securities and Exchange Commission; specifically, Brightpoint's most recent Form 10-K, Form 10-Q and Exhibits 99, thereto. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in or implied by these forward-looking statements. These risk factors include, without limitation, the ability of the Companies to operate within the terms of the Revolver, including the borrowing availability limitations. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date these statements were made. Brightpoint undertakes no obligation to update any forward-looking statements contained in this press release.

Contact:   Brightpoint, Inc., Indianapolis, Indiana
           Phillip A. Bounsall, Chief Financial Officer
           317-297-6100